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                                                              EXHIBIT NO. 3.1(a)

                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                          WATSON PHARMACEUTICALS, INC.

        Pursuant to provisions of Nevada Revised Statutes, Title 7, Chapter 78, the undersigned officers do hereby certify:

        FIRST:          The name of the Corporation is WATSON PHARMACEUTICALS,
                        INC.

        SECOND: The Board of Directors of the Corporation duly adopted the following resolution on February 26, 1996.

                NOW, THEREFORE, BE IT RESOLVED, that subject to approval of the stockholders of the Corporation, Article V of the Articles of Incorporation of the Corporation is amended to be and read as follows:

                                   ARTICLE V
                                   ---------

                The Corporation is authorized to issue a total of Five Hundred and Two Million Five Hundred Thousand (502,500,000) shares of stock, Five Hundred Million (500,000,000) shares of which shall be classified as common stock, $.0033 par value per share, and Two Million Five Hundred Thousand (2,500,000) shares of which shall be classified as preferred stock, no par value per share. The holders of both classes of stock shall not be entitled to exercise cumulative voting or preemptive rights.

                The voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation in respect of the shares of the preferred stock shall be as stated in the resolution or resolutions providing for the issuance of such preferred stock adopted or to be adopted by the Board of Directors of the Corporation pursuant to the authority hereby expressly vested in the Board of Directors of the Corporation by these Articles of Incorporation.

        THIRD: As of March 15, 1996, the record date of the annual meeting of stockholders of the Corporation, the total number of outstanding shares having voting power of the Corporation is 36,607,903, and the total number of votes entitled to be cast by the holders of all of said outstanding shares is 36,607,903.


        FOURTH: On May 10, 1996, at the Annual Meeting of stockholders of the Corporation, notice of which was duly given, the amendment herein certified was adopted by the holders of 19,372,801 shares of common

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                        stock, $.0033 par value per share, of the Corporation,
                        which represent 19,372,801 votes, and which constitute at least a majority of all of the voting power of the holders of shares having voting power.

Signed:         May 10, 1996


                                        WATSON PHARMACEUTICALS, INC.

                                        By:              [SIG]
                                           -----------------------------------
                                              Dr. Melvin Sharoky, President

                                        By:              [SIG]
                                           -----------------------------------
                                              Michel J. Feldman, Secretary




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